UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On October 27, 2010, GlobalOptions Group, Inc. (the “Company”) entered into a Support Agreement (the “Support Agreement”) with Weiss Asset Management LP, a Delaware limited partnership acting solely in its capacity as investment manager to certain funds managed by it (the “Stockholder”).  As of market close on October 27, 2010, certain funds managed by the Stockholder beneficially owned an aggregate of 5,766,324 shares of the Company’s common stock (“Common Stock”), or approximately 40% of the Common Stock outstanding.  Because the record date of the special meeting of the Company’s stockholders scheduled to take place on November 11, 2010 (the “Special Meeting”) was set as September 15, 2010, the Stockholder currently has the right to vote 936,897 shares, or approximately 6.5%, of the Common Stock entitled to be voted at the Special Meeting.  The Stockholder is entitled to obtain the right to vote an additional 4,237,561 shares (resulting in an aggregate of approximately 35.9% of the Common Stock outstanding and entitled to be voted at the Special Meeting over which the Stockholder expects to have voting rights), and pursuant to the Support Agreement, the Stockholder will vote or cause to be voted all of the shares of Common Stock over which the Stockholder has voting power:

•
in favor of approval of the Company’s proposed sale of all of the outstanding capital stock of The Bode Technology Group, Inc. (“Bode”) pursuant to that certain Stock Purchase Agreement, dated August 11, 2010, by and among the Company, GlobalOptions, Inc., Bode and LSR Acquisition Corp. (the “Bode Transaction”);

•
in favor of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction (if the Company, in its reasonable discretion, determines such votes are necessary in order to ensure passage of the proposal); and

•	in favor of the election of all director nominees recommended by the Company’s Board of Directors (the “Board”) at the Company’s 2010 annual meeting of stockholders.

The Support Agreement also provides that, as a condition to the Stockholder’s obligations under the Support Agreement, the Board will adopt resolutions providing that:

•
the Stockholder, together with the funds managed by the Stockholder, will not be deemed to be an “Acquiring Person” for the purposes of that certain Rights Agreement, dated as of September 7, 2010, by and between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”) unless and until the Stockholder becomes the Beneficial Owner (as defined under the Rights Agreement) of in excess of 44% of the Common Shares (as defined under the Rights Agreement) then outstanding; and

•
solely for the purposes of Section 203 of the Delaware General Corporation Law, the acquisition of up to 44% of the Common Stock by the Stockholder and the funds managed by the Stockholder is approved by the Board.

The Board adopted such resolutions on October 27, 2010.  Further, the Company agreed that, if requested by the Stockholder, within 10 business days of such request the Board will appoint one designee of the Stockholder (the “Stockholder Designee”) to serve on the Board, and until such date as the Stockholder beneficially owns less than 15% of the Common Stock then outstanding, the Board will nominate and recommend the election of the Stockholder Designee to the Board, and solicit proxies for the election of the Stockholder Designee to the Board, at any meeting of the Company’s stockholders at which they are asked to vote for the election of directors.

Additionally, the Stockholder agreed to certain standstill restrictions with respect to, among other things, (i) effecting, proposing or participating in any tender offer or exchange offer involving the Common Stock other than a tender offer made by the Company, (ii) participating in a merger, asset sale or other extraordinary transaction with or involving the Company and (iii) nominating individuals for election to the Board.  The standstill restrictions will expire on the earlier of the 18-month anniversary of the date of the Support Agreement and the date the Company fails to meet any of a number of requirements set forth in the Support Agreement, including but not limited to making certain cash distributions to the Company’s stockholders on a specified timeframe.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.   Description

10.1      Support Agreement, dated October 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBALOPTIONS GROUP, INC.

Date: October 28, 2010	By:	/s/ Harvey W. Schiller
		Name:	Harvey W. Schiller
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.   Description

10.1      Support Agreement, dated October 27, 2010.